FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-51879


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 18, 1998)


                                  SEPRACOR INC.

                    ----------------------------------------

               $189,475,000 PRINCIPAL AMOUNT OF 6 1/4% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2005
                  (Interest payable August 15 and February 15)

                    ----------------------------------------

                        4,012,617 Shares of Common Stock
                           ($0.10 par value per share)

                              ---------------------

         The information in this Prospectus Supplement concerning the Selling Securityholders supplements the statements set forth under the caption "Selling Securityholders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus. The information set forth under the caption "Selling Securityholders" in the Prospectus is supplemented as follows:

                             SELLING SECURITYHOLDERS

         The Debentures were originally acquired on February 10, 1998 from the Company by the Initial Purchasers. The Initial Purchasers advised the Company that the Initial Purchasers have resold the Debentures in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) and certain institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act). These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the Debentures and/or Conversion Shares pursuant to this Prospectus.

         The Debentures and the Conversion Shares have been registered pursuant to the Registration Rights Agreement which provides that the Company file a Registration Statement with regard to the Debentures and the Conversion Shares within 90 days of the date of original issuance of the Debentures and keep such Registration Statement effective until the earlier of (i) the sale pursuant to the Registration Statement of all the securities registered pursuant to the Registration Rights Agreement thereunder and (ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act or any successor provision.

         In addition, 12,639 Additional Shares are being registered pursuant to the Registration Statement for the account of certain securityholders of the Company. The Selling Securityholders may choose to sell Debentures and/or Shares from time to time. See "Plan of Distribution."

         Debentures and Conversion Shares. The following table sets forth the name of each Selling Securityholder who has provided the Company with notice as of the date of this Prospectus pursuant to the Registration Rights Agreement of such Selling Securityholder's intent to sell or otherwise dispose of Debentures and/or Conversion Shares pursuant to the Registration Statement, the principal amount of Debentures and the number of Conversion Shares which may be sold from time to time by such Selling Securityholder pursuant to the Registration Statement and the amount of outstanding

Debentures and Common Stock beneficially owned by such Selling Securityholder prior to the offering (assuming no conversion of the Debentures). No such Selling Securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with, the Company or any of its affiliates during the three years prior to the date of this Prospectus. Because the Selling Securityholder may offer all or some portion of the Debentures and Conversion Shares, no estimate can be given as to the amount or percentage of Debentures or Common Stock that will be held by the Selling Securityholders upon termination of sales pursuant to this Prospectus. In addition, the Selling Securityholders identified below may have sold, transferred or disposed of all or a portion of their Debentures since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.


                                                           Amount of                                     Shares of
                                    Amount of              Debentures                                  Common Stock
                                 Debentures that          Owned Before         Shares That May         Owned Before
      Name                         May be Sold              Offering              be Sold(1)             Offering
      ----                         -----------              --------              ----------             --------
ICI American
Holdings Trust                   $   425,000              $  425,000                 8,972                   0

Zeneca Holdings Trust                425,000                 425,000                 8,972                   0

State of Delaware
PERS                               1,000,000               1,000,000                21,110                   0

Starvest Fund-
Discretionary                        500,000                 500,000                10,555                   0

State of Oregon/SAIF
Corporation                        4,000,000               4,000,000                84,443                   0

State of Oregon PERS               4,500,000               4,500,000                94,998                   0

Nalco Chemical Corp.
Retirement                           225,000                 225,000                 4,749                   0

Kapiolani Medical
Center for Women and
Children                             100,000                 100,000                 2,111                   0

Hawaiian Airlines
Pension for Salaried
Employees                             15,000                  15,000                   316                   0

Hawaiian Airlines
Pilots' Retirement Plan               70,000                  70,000                 1,477                   0

Hawaiian Airlines
Pension Plan - IAM                    50,000                  50,000                 1,055                   0


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


Allstate Insurance
Company                            2,000,000               2,000,000                42,221                   0

Shepard Investments
International Inc.                14,875,000              14,875,000               314,023                   0

Silverton International
Fund Limited                       4,250,000               4,250,000                89,721                   0

Nomura Securities
(Bermuda) Ltd.                    10,000,000              10,000,000               211,108                   0

Paloma Securities
L.L.C.                             4,475,000               4,475,000                94,471                   0

Ell & Co., as nominee
for The Northern
Trust Company of
New York                             580,000                 580,000                12,244                   0

Salkeld & Co., as
nominee for Bankers
Trust Company                        615,000                 615,000                12,983                   0

Bankers Trust
Company                            1,500,000               1,500,000                31,666                   0

Bear Stearns Securities
Corp.                              1,500,000               1,500,000                31,666                   0

The Income Fund of
America, Inc.                      7,350,000               7,350,000               155,164                   0

The TCW Group, Inc.               12,315,000              12,315,000               259,980                   0

Deutsche Bank AG                  12,105,000              12,105,000               255,546                   0

Morgan Stanley Dean
Witter                             2,045,000               2,045,000                43,171                   0

Colonial Penn Life
Insurance Company                  2,000,000               2,000,000                42,221                   0

OCM Convertible
Trust                              3,575,000               3,575,000                75,471                   0

OCM Convertible
Limited Partnership                  100,000                 100,000                 2,111                   0

Delta Air Lines Master
Trust                              1,025,000               1,025,000                21,638                   0

State Employees'
Retirement Fund of
the State of Delaware                840,000                 840,000                17,733                   0



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



State of Connecticut
Combined Investment
Funds                              3,210,000               3,210,000                67,765                   0

Vanguard Convertible
Securities Fund, Inc.              2,200,000               2,200,000                46,443                   0

Partner Reinsurance
Company Ltd.                         280,000                 280,000                 5,911                   0

Chrysler Corporation
Master Retirement
Trust                              2,405,000               2,405,000                50,771                   0

Raytheon Company
Master Pension Trust               1,115,000               1,115,000                23,538                   0

MainStay Convertible
Fund                               4,750,000               4,750,000               100,276                   0

Century National
Insurance Company                    425,000                 425,000                 8,972                   0

Chrysler Insurance
Company - Total
Return                                30,000                  30,000                   633                   0

AAM/Zazove
Institutional Income
Fund L.P.                          2,500,000               2,500,000                52,777                   0

Zazove Convertible
Fund L.P.                            745,000                 745,000                15,727                   0

McMahan Securities
Company L.P.                         290,000                 290,000                 6,122                   0

Stephenson Ventures                  500,000                 500,000                10,555                   0

Delaware State
Employees' Retirement
Fund                               2,300,000               2,300,000                48,554                   0

Declaration of Trust
for the Defined Benefit
Plans of ICI American
Holdings, Inc.                     1,030,000               1,030,000                21,744                   0

Declaration of Trust
for the Defined Benefit
Plans of Zeneca
Holdings Inc.                        700,000                 700,000                14,777                   0



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



Thermo Electron
Balanced Investment
Fund                                 950,000                 950,000                20,055                   0

Hillside Capital
Incorporated
Corporate Account                    330,000                 330,000                 6,966                   0

General Motors
Employees Domestic
Group Trust                       11,630,000              11,630,000               245,519                   0

Summer Hill Global
Partners L.P.                         80,000                  80,000                 1,688                   0

The J.W. McConnell
Family Foundation                    380,000                 380,000                 8,022                   0

TQA Vantage Fund
Ltd.                               1,000,000               1,000,000                21,110                   0

TQA Arbitrage Fund,
L.P.                                 750,000                 750,000                15,833                   0

California Public
Employees' Retirement
System                             4,000,000               4,000,000                84,443                   0

Millennium Trading                   185,000                 185,000                 3,905                   0
Co., L.P.

Donaldson, Lufkin &                  220,000                 220,000                 4,644                   0
Jenrette Securities
Corp.

Unknown (2)                       55,010,000              55,010,000             1,161,308                   0
                                ============            ============             =========                 ===
Total                           $189,475,000            $189,475,000             3,999,954                   0


--------------------

(1) Assumes conversion of full amount of Debentures held by such holder at the initial rate of $47.369 in principal amount of Debentures per share of Common Stock.

(2) Certain of the Debentures are currently evidenced by a global Debenture which has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee. Therefore, the Company is unable to provide the names of the remaining Selling Stockholders.

         Additional Shares. Set forth below are the names of certain other Selling Securityholders who acquired shares of Common Stock in certain transactions not related to the sale of Debentures and the maximum number of Additional Shares that may be sold by each such Selling Securityholder from time to time hereunder. No such Selling Securityholders nor any of their affiliates has held any position or office with, been employed by or otherwise have had any material relationship with, the

Company or any of its affiliates during the three years prior to the date of this Prospectus. The percentage of Common Stock beneficially owned by each of the Selling Securityholders identified below both prior to and after giving effect to the offering being made hereby is less than 1%.


                              Number of Shares of                                        Number of Shares of
                              Common Stock                 Number of Shares of           Common Stock
                              Beneficially Owned           Common Stock to be            Beneficially Owned
       Name                   Prior to this Offering       Offered Hereunder             After this Offering
      ------                  ----------------------       -------------------           -------------------
Robash Inc.                            243                       243                             0

Beincke Investment
Fund L.P.                            1,944                     1,944                             0

Theodore H. Ashford                  4,243                       243                         4,000

Bedrock Asset Trust I                7,778                     7,778                             0

Bankers Trust
Company, as Trustee
of the Hughes Aircraft
Company Retirement
Plans                               80,539                     2,431                        78,108



                    The date of this Prospectus Supplement is
                                 August 13, 1998




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